UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 16, 2010

MONARCH FINANCIAL HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Virginia	001-34565	20-4985388
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1101 Executive Boulevard Chesapeake, Virginia	23320
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (757) 389-5111

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On February 10, 2010, Monarch Financial Holdings, Inc. (the “Company”) repurchased from the United States Department of Treasury (the “Treasury”) a stock warrant entitling the owner the right to purchase 132,353 shares of the Company’s common stock that was issued to the Treasury on December 19, 2008 (the “Warrant”) in connection with the Company’s sale to the Treasury of 14,700 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, having a liquidation preference of $1,000 per share, for an aggregate purchase price of $14,700,000 as part of the Treasury’s Capital Purchase Program. Pursuant to terms negotiated by the Company, the Warrant was purchased for $260,000. The Company previously repurchased all of the Series A Preferred Shares on December 23, 2009, which included all accrued and unpaid dividends. As a result of the Warrant repurchase, the Company has no securities issued or outstanding to the Treasury and is no longer participating in the Treasury’s Capital Purchase Program. The Warrant repurchase will have no material effect on the financial results of the Company.

A copy of the Press Release is attached as Exhibit 10.1 hereto and is hereby incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Press Release dated February 16, 2010 related to warrant repurchase.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MONARCH FINANCIAL HOLDINGS, INC.

Date: February 16, 2010	/s/ BRAD E. SCHWARTZ
Brad E. Schwartz, Executive Vice President
Chief Financial & Operating Officer

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